Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE
	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Vincent/ avincent@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY ANNOUNCES TWO-FOR-ONE UNIT SPLIT
          HOUSTON — February 15, 2007 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that its Board of Directors has approved a two-for-one split for all of its outstanding common units. The unit split will entitle each unitholder of record at the close of business on March 15, 2007, to receive one additional common unit for every common unit held on that date. The additional common units will be distributed on March 30, 2007. Copano will have approximately 42.6 million common units outstanding upon completion of the two-for-one unit split.
          Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in Central and Eastern Oklahoma and in the Texas Gulf Coast region.
     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the company’s Securities and Exchange Commission filings.
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